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Contact:  John W. Everets                                 Exhibit 99.1



                  HPSC, INC. ANNOUNCES STOCK REPURCHASE PROGRAM



BOSTON, MA -- September 23, 1998 -- HPSC, Inc. (HPSC:NASDAQ) today announced that it is initiating a program beginning on or after September 23, 1998 to repurchase up to 175,000 shares of its common stock, subject to market conditions, in open market transactions on the Nasdaq National Market or in negotiated transactions.

Based on current market prices, the shares subject to repurchase represent approximately 4% of the presently outstanding common stock. No minimum number or value of shares to be repurchased has been fixed. The Company expects to use the repurchased stock to meet requirements of its employee stock plans. No time limit has been established for the duration of the repurchase program.

In 1997 and 1998 the Company purchased approximately 200,000 of its shares in open market and negotiated transactions.

HPSC, Inc. is a leading non-bank specialty finance company providing leasing and financing opportunities to the medical and dental professions in all fifty states. Through its asset-based lending subsidiary, American Commercial Finance Corporation (ACFC), the Company provides asset-based lines of credit to manufacturing and distribution companies.



0417527.01